CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

Hansen Receives Anticipated Additional Letter from Nasdaq

Corona, CA—January 17, 2007—Hansen Natural Corporation (NASDAQ:HANS) announced today that as anticipated it received a Nasdaq Additional Staff Determination letter on January 10, 2007, stating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 4350(i)(1)(A) due to the Company's inadvertent issuance of an out-of-plan stock option to purchase 12,000 shares of the Company's stock (pre stock splits) to an outside director of the Company in November 2004, as announced on Form 8-K on January 10, 2007. The time within which the plan permitted the award of options had expired approximately four months earlier. The Nasdaq letter indicates that this matter serves as an additional basis for delisting the Company's securities from the Nasdaq Capital Market.

The matter has been referred to the same Nasdaq Listing Qualifications Panel that is scheduled to conduct a hearing with respect to the earlier Nasdaq Staff Determination Letter relating to the Company's non-filing of its Form 10-Q for the period ending September 30, 2006. The Company is exploring with Nasdaq staff appropriate steps to resolve the Rule 4350 matter as expeditiously as possible and is working towards such a resolution in conjunction with the Panel hearing.

Hansen Natural Corporation

Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound® Energy and Ace™ Energy brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. Hansen’s can be found on the Web at www.hansens.com.

The press release contains forward-looking statements concerning Hansen’s plans to present its views before the Nasdaq Listing Qualifications Panel. There can be no assurance concerning the outcomes of the hearing. Forward-looking statements are made as of the date of this press release and, except as required by law, Hansen does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.